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                                                                  Exhibit d(23)

                        INTERIM MONEY MANAGER AGREEMENT

         This Agreement is between the TIFF Investment Program, Inc. ("TIP"), a Maryland Corporation, for its TIFF Multi-Asset and Government Bond Funds and such other of its Funds as TIP and the Manager (as defined below) may agree upon from time to time (the "Fund") and Smith Breeden Associates, Inc, a registered investment adviser under the Investment Advisers Act of 1940 (the "Manager") and is effective as of July 1, 2005 (the "Effective Date").

                                    RECITALS

         TIP is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

         The Fund wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

         The parties therefore agree as follows:

1.       MANAGED ASSETS

         The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the "Managed Assets." The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.       APPOINTMENT AND POWERS OF MANAGER; INVESTMENT APPROACH

         (a) Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

         (b) Powers. Subject to the supervision of the board of directors of TIP and subject to the supervision of Foundation Advisers, Inc. ("FAI") as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). The Fund grants the Manager authority to:

             (i) acquire (by purchase, exchange, subscription, or otherwise), to hold, and to dispose of (by sale, exchange, or otherwise) securities and other investments;

             (ii) determine what portion of the Managed Assets will be held uninvested; and

             (iii) enter into such agreements and make such representations
                   (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by Manager of its duties hereunder.

         (c) Power of Attorney. To enable the Manager to exercise fully discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

         (d) Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

         (e) Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or FAI in any way, or otherwise to be an agent of any of them.

         (f) Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.       REQUIREMENTS; DUTIES

         (a) Requirements. In performing services for the Fund and otherwise discharging its obligations under this Interim Agreement, the Manager shall act in conformity with the following requirements (the "Requirements"):

             (i) the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

             (ii) TIP's Registration Statement under the 1940 Act and the Securities Act of 1933 on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the "Registration Statement");

             (iii) the Manager's Investment Guidelines (appended to this
                   Agreement as Exhibit A), which may be amended from time to time through mutual agreement by FAI and the Manager;

             (iv) written instructions and directions of the board of directors of TIP; and

             (v)   written instructions and directions of FAI.

         (b) Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such
Requirements: (i) to the extent that such compliance is within the Manager's Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund may reasonably specify to effect compliance.

         (c) Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4.       RECORDKEEPING AND REPORTING

         (a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

         (b) Reports to Custodian. The Manager shall provide to the Fund's custodian and to Fund, on each business day, information relating to all transactions concerning the Managed Assets.

         (c) Other Reports. The Manager shall render to the board of directors of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.       PURCHASE AND SALE OF SECURITIES

         (a) Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its "affiliated persons", as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

         (b) Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of Fund as well as other advisory funds of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to Fund and its other funds.

6.       MANAGEMENT FEES; EXPENSES

         (a) Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager by the tenth business day of the following month in connection with this Agreement. The applicable fee rate will be applied to the average daily net assets (gross of expenses except custodian transaction charges) of the Managed Assets, computed as described in the Fund's Registration Statement, pursuant to this Agreement.

         (b) Expenses. The Manager shall furnish at its own expense all office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Interim Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Manager shall not have responsibility for calculating the Net Asset Value of the Fund's portfolio, but must daily review the pricing of the Managed Assets. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.       NON-EXCLUSIVITY OF SERVICES

          The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager's other funds, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another fund. Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager's affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund.

8.       LIABILITY

         The Manager shall not be liable to Fund, TIP, or FAI for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement.

9.       REPRESENTATIONS

         (a) The Manager hereby confirms to the Fund that the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Interim Agreement will be binding upon the Manager in accordance with its terms.

         (b) The Manager represents that it complies in all material respects with all applicable laws, both federal and state.

         (c) TIP hereby confirms to the Manager that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

         (d) TIP acknowledges receipt of the Manager's Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

         (e) TIP represents that TIP and the Fund are in full compliance with all applicable state and federal securities laws and regulations.

10.      TERM

         This Agreement shall continue in effect for a period of one (1) year from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of directors of TIP or by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), or (b) by the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

         This Interim Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.      AMENDMENT

         Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund.

12.      NOTICES

         Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by fax or three days after mailing registered mail postage prepaid as follows:

Fund:             TIFF Investment Program
                  c/o Foundation Advisers, Inc.
                  590 Peter Jefferson Parkway, Suite 250
                  Charlottesville, Virginia  22911

                  Fax:     434-817-8231

Manager: Smith Breeden Associates, Inc.

                  100 Europa Drive, Suite 200
                  Chapel Hill, North Carolina 27517
                  Attention:  Stephen A. Eason

                  Fax:  919-933-3356

         Each party may change its address by giving notice as herein required.


13.      SOLE INSTRUMENT

         This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.


15.      APPLICABLE LAW

         This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Virginia without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.



On behalf of Fund by the               On behalf of Manager by:
TIFF Investment Program, Inc.


/s/ Esther Cash/President                      /s/ William E. Schwartz
---------------------------------              --------------------------------
Esther Cash/President                          Signature


                                               --------------------------------
                                               William E. Schwartz/Senior Vice
                                               President
                                               Print Name/Title
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             SCHEDULE I TO INTERIM MONEY MANAGER AGREEMENT BETWEEN
                       SMITH BREEDEN ASSOCIATES INC. AND
                             TIFF MULTI-ASSET FUND

                                FEE CALCULATION


Compensation


         As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Interim Agreement, the Fund will pay to the Manager a fee according to the following formula:

First $200 million of assets*:   10 + [.200 x (Excess Return -15 basis points)]
Assets* over $200 million:        5 + [.200 x (Excess Return - 15 basis points)]

Floor:      10 basis points (5 basis points on assets* over $200 million)
Cap:        85 basis points
Fulcrum:    48 basis points at 205 basis points Excess Return (assets* less than
            $200 million)

* Aggregate average daily net assets in Manager's account for Multi-Asset Fund and Government Bond Fund.
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             SCHEDULE I TO INTERIM MONEY MANAGER AGREEMENT BETWEEN
                       SMITH BREEDEN ASSOCIATES INC. AND
                           TIFF GOVERNMENT BOND FUND

                                FEE CALCULATION



Compensation


         As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Interim Agreement, the Fund will pay to the Manager a fee according to the following formula:

First $200 million of assets*:   10 + [.200 x (Excess Return -30 basis points)]
Assets* over $200 million:        5 + [.200 x (Excess Return - 30 basis points)]

Floor:      10 basis points (5 basis points on assets* over $200 million)
Cap:        85 basis points
Fulcrum:    48 basis points at 218 basis points Excess Return (assets* less than
            $200 million)

* Aggregate average daily net assets in Manager's account for Multi-Asset Fund and Government Bond Fund
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                     APPENDIX: PERFORMANCE FEE CALCULATION

COMPENSATION

         As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee computed in accordance with the following provisions.

CERTAIN DEFINED TERMS

         "Beginning Date" shall mean the date that the Manager begins (or resumes after a hiatus) to render services under this Agreement.

         "Minimum Fee" shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily value of the net assets (gross of expenses except custodian transaction charges) of the Managed Assets during such month by 1/12th of the "floor rate" set forth in Schedule 1 to this Agreement.

         "Managed Assets" shall mean the portion of the Fund's assets allocated to the Manager.

         "Performance Adjusted Fee," with respect to a calendar moth subsequent to the Transitional Period, shall mean the result obtained by multiplying the average daily value of the net assets of the Managed Assets during the performance measurement period by 1/12th of the Performance Fee Rate determined in accordance with Schedule 1 to this Agreement, where the performance measurement period is the one-year period beginning on the first day of the thirteenth month prior to such month and ending on the last day of the second month prior to such month.

         "Performance Fee Rate" shall mean the rate of fee produced by application of the formula set forth in Schedule 1 hereto. Under such formula, the rate of fee varies directly with the time-weighted rate of return achieved for the Fund by the Manager over the applicable performance measurement period, but is never greater than the "cap" rate nor less than the "floor" rate specified in the formula. The rate of fee varies above and below the "fulcrum" fee rate, i.e., the rate that is midway between the cap rate and the floor rate, depending on the amount by which the Manager's return exceeds, or is less than, the return of the "benchmark" specified in the formula. (The rate of return at which the Performance Fee Rate will equal the fulcrum fee rate is equal to the benchmark return plus the "hurdle" rate incorporated in the formula.) The rate at which the Performance Fee Rate changes in response to a specified increment of change in the Manager's performance relative to the performance of the benchmark (i.e., the slope of the line graph appearing in Schedule 1) is constant (i.e., the graph's slope is a straight line). The Performance Fee Rate will change as the Manager's performance varies from the performance of the benchmark in increments of one basis point.

         "Start-Up Period" shall mean the period beginning on the Beginning Date and ending on either (i) the last day of the first full calendar month following the month in which the Beginning Date falls, where the Beginning Date is the first day of a calendar month, or (ii) the last day of the second full calendar month following the month in which the Beginning Date falls, where the Beginning Date is a day other than the first day of a calendar month.

         "Transitional Performance Fee" shall mean the result obtained by multiplying the average daily net assets (gross of expenses) of the Fund managed by the Manager during the performance measurement period by the Performance Fee Rate determined in accordance with Schedule 1 to this Agreement, where the performance measurement period is the period beginning on the Beginning Date and ending on the last day of the tenth months of the Transitional Period (annualized, should the Beginning Date not be the first day of a calendar month).

         "Transitional Period" shall mean the period of twelve consecutive calendar months beginning on the day following the last day of the Start-Up Period.


FEE FOR SERVICES DURING START-UP PERIOD

         For services rendered by the Manager hereunder during each calendar month, or portion of a calendar month, during the Start-Up Period, the Manager shall be entitled to a fee equal to 150% of the Minimum Fee (prorated, with respect to any period of less than a full calendar month, based on the number of days during such calendar month that the Manager provided services hereunder), payable by the Fund on or about the tenth day of the month following the month in which such fees are earned.

FEE FOR SERVICES DURING TRANSITIONAL PERIOD

         (a) Amount of Fee. For services rendered by the Manager hereunder during the Transitional Period, the Manager shall be entitled to a fee equal to the Transitional Performance Fee.

         (b) Payment of Fee. On or about the tenth day of each month of the Transitional Period, other than the first such month, the Fund shall pay to the Manager an amount equal to the Minimum Fee applicable to the immediately preceding month. ON or about the tenth day of the month following the end of the Transitional Period, the Fund shall pay the Manager the difference between
(i) the Transitional Performance Fee and (ii) the sum of Minimum Fee payments made during the Transitional Period.

         (c) Early Termination. If the Manager ceases to render services hereunder at any time during, and before the end of, the Transitional Period, the Manager shall be entitled to a fee for services rendered hereunder during the Transitional Period equal to 150% of the Minimum Fee payments referred to in the immediately preceding paragraph (prorated for any period of less than a full calendar month that the Manager provided services hereunder based on the number of days during such month that the Manager provided services hereunder), with any amounts not previously paid being payable on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.

FEE FOR SERVICES DURING SUBSEQUENT MONTHS

         (a) Fee. For services rendered by the Manager hereunder during consecutive full calendar months subsequent to the end of the Transitional Period, the Manager shall be entitled to a fee equal to the Performance Adjusted Fee, payable by the Fund on or about the tenth day of the month following the month in which such fees are earned.

         (b) Early Termination. If the Manager ceases to render services hereunder at any time during, and before the end of, any such subsequent month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee (prorated based on the number of days during such calendar moth that the Manager provided services hereunder payable by the Fund on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.